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EXHIBIT 99(A)

FOR IMMEDIATE RELEASE                                CONTACT:
                                                     Herman F. Dick, Jr.
                                                     (614) 870-5604


                    CORE MOLDING TECHNOLOGIES REPORTS RESULTS
                      FOR THE YEAR ENDED DECEMBER 31, 2003


COLUMBUS, Ohio - March 30, 2004 - Core Molding Technologies, Inc. (AMEX: CMT) today announced results for the fourth quarter and year ended December 31, 2003, which includes the effect of the restatement of fiscal year 2002 and quarterly 2003 financial results arising from the previously announced inventory misstatements at the Company's Gaffney, SC facility. The Company also reported the results of its investigation and the remedial actions taken in regards to the inventory misstatements.

         Net income for the year ended December 31, 2003 was $1,665,000, or $.17 per basic and diluted share, compared with $1,813,000, or $.19 per basic and diluted share, in the restated 2002 financial statements. Product sales for 2003 were flat at $81,295,000 compared to $81,305,000 for the full year 2002. Tooling sales totaled $11,488,000 for 2003 versus $12,784,000 in 2002. Revenue from tooling is sporadic in nature and does not represent a recurring trend.

         The 2002 financial statements will be restated in the company's 2003 annual report on Form 10-K to reflect decreased net income in 2002 of $192,000, related to the concealed inventory shortage by a former employee disclosed on January 26, 2004. The decreases in quarterly net income for the first, second, third and fourth quarters of 2002 are $55,000, $62,000, $37,000 and $38,000, respectively. The 2003 quarterly financial statements have also been restated in the Company's 2003 annual report on Form 10-K for the 2003 impact of the same issue. The decrease in quarterly net income for the first, second and third quarters of 2003 are $79,000, $79,000 and $61,000, respectively.

         The Company recorded net income for the quarter ended December 31, 2003 of $186,000, or $.02 per basic and diluted share, compared with $242,000, or $.02 per basic and diluted share, in the fourth quarter of 2002, as restated. Gross margins and operating

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income were adversely affected by operating inefficiencies at the Gaffney facility, including expenditures for unplanned premium freight expenses in order to provide on-time delivery to one of its customers. Operating inefficiencies at the Gaffney facility are being addressed, but are expected to have an adverse effect on future earnings until corrective actions are fully effective. Product sales for the fourth quarter of 2003 were $21,967,000 compared with $18,640,000 in the same quarter of 2002. The increase in sales for the fourth quarter 2003 is primarily related to increased demand for existing and recently launched truck, automotive and watercraft products.

         "We are pleased to report that the Company continued to be profitable in 2003, particularly considering the sluggish market conditions that persisted throughout most of the year," said James L. Simonton, president and chief executive officer. "Operational efficiencies in our Columbus operation enabled us to offset the difficulties we experienced at our Gaffney facility in 2003. "

MATERIAL WEAKNESS FOUND; CORRECTIVE MEASURES IMPLEMENTED

         The Company has completed its investigation of inventory misstatements discovered on January 15, 2004 as part of the Company's annual physical inventory review. The investigation was lead by the Audit Committee of the Board of Directors, with the assistance of private investigators and an independent forensic accounting firm.

         The investigation, which began immediately after the inventory misstatements were discovered, confirmed that a concealment of inventory shortages from 2002 through the third quarter 2003 existed and was limited to the actions of a former employee at the Gaffney production facility. Management reported, and the Audit Committee agreed that material weaknesses in internal controls related to the completeness of accounting policies and procedures and the segregation of duties for certain personnel with respect to inventory reporting existed at the Gaffney facility. The analysis also confirmed that the inventory misstatements masked material and labor inefficiencies within the plant and that inventory misstatements did not affect any customer deliveries. The Company has taken all appropriate measures to correct these material weaknesses including:

         o        Personnel changes at the Gaffney facility.


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         o        Increased monthly inventory analysis and reconciliation.

         o Continued emphasis by the Company's senior management that overriding of internal controls will not be tolerated; and

         o        The establishment of a whistle blower hotline.

"In addition to the measures we've already implemented, we have begun to address the material and labor inefficiencies at the Gaffney facility," Mr. Simonton said. "We remain committed to the highest levels of corporate governance and financial accountability to our shareholders. We are confident that all issues identified during our investigations have been fully resolved and that the necessary internal controls are now in place to prevent such incidents from occurring in the future. We believe the Company acted aggressively and appropriately in self-reporting and remedying the situation."

OUTLOOK FOR 2004

         Mr. Simonton also commented on the outlook for the Company's
2004 sales.

         "With many trucking industry forecasts calling for double-digit growth rates and general economic forecasts calling for overall economic improvement, we anticipate that the Company will see demand for its products increase significantly as well."

         Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company's processing capabilities include the compounding and compression molding of SMC, vacuum assisted resin infusion molding, spray up and lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC compound for varied markets, including medium and heavy-duty trucks, automobiles, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus, Gaffney, South Carolina, and Matamoros, Mexico.


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   This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

   Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; general economic conditions in the markets in which Core Molding Technologies operates; dependence upon four major customers as the primary source of Core Molding Technologies' sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies' suppliers to perform their contractual obligations; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract key personnel; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; and management's decision to pursue new products or businesses which involve additional costs, risks or capital expenditures.

                                      # # #

SEE ATTACHED FINANCIALS



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CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

                                               Three Months Ended              Twelve Months Ended
                                            12/31/03        12/31/02         12/31/03        12/31/02
                                            --------        --------         --------        --------
                                                            Restated                         Restated
                                           (Unaudited)
Product Sales                               $ 21,967        $ 18,640         $ 81,295        $ 81,305
Tooling Sales                                    797           4,372           11,488          12,784
                                            --------        --------         --------        --------
Net Sales                                     22,764          23,012           92,783          94,089
Cost of Sales                                 19,775          20,113           78,885          80,578
                                            --------        --------         --------        --------
Gross Margin                                   2,989           2,899           13,898          13,511
Selling, General and Admin. Expense            2,319           2,193            9,495           9,237
                                            --------        --------         --------        --------

Operating Income                                 670             706            4,403           4,274
Other Income                                       0               0                0             500
Interest Expense - Net                           462             480            1,765           1,892
                                            --------        --------         --------        --------
Income before Taxes                              208             226            2,638           2,882
Income Tax Expense                                22             (16)             973           1,069
                                            --------        --------         --------        --------
Net Income                                  $    186        $    242         $  1,665        $  1,813
                                            ========        ========         ========        ========
Net Income  per Common Share
     Basic & Diluted                        $   0.02        $   0.02         $   0.17        $   0.19
                                            ========        ========         ========        ========
Weighted Average Shares Outstanding:
    Basic & Diluted                            9,779           9,779            9,779           9,779
                                            ========        ========         ========        ========



Condensed Balance Sheet
(in thousands)

                                                       As of             As of
                                                      12/31/03          12/31/02
                                                      --------          --------
                                                                     Restated
Assets
Cash and Investments                                  $   346            $ 8,976
Accounts Receivable                                    12,830             11,281
Inventories                                             4,852              4,126
Other Current Assets                                    3,538              3,370
Property, Plant & Equipment - net                      23,209             24,031
Deferred Tax Asset - net                                9,888             10,746
Other assets                                            1,489              1,546
                                                      -------            -------
Total Assets                                          $56,152            $64,076
                                                      =======            =======

Liabilities and Stockholders' Equity
Current Portion of Long-term Debt                     $ 1,906            $ 2,251
Accounts Payable                                        6,582              5,115
Accrued Liabilities and Other                           5,250              5,575
Long-term Debt                                         12,999             23,764
Interest Rate Swap                                        610                773
Deferred Long-term Gain                                 1,102              1,555
Post Retirement Benefits Liability                      6,849              5,962
Stockholders' Equity                                   20,854             19,081
                                                      -------            -------
Total Liabilities and Stockholders' Equity            $56,152            $64,076
                                                      =======            =======

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